Exhibit 99.1

HCP PRICES $600 MILLION OF 3.40% SENIOR UNSECURED NOTES DUE 2025

IRVINE, Calif.—(BUSINESS WIRE)—January 13, 2015—HCP, Inc. (NYSE:HCP) today priced an offering of $600 million of 3.40% senior unsecured notes due 2025.  The price to investors was 99.185% of the principal amount of the notes representing a yield-to-maturity of 3.497%.

The net proceeds from the offering after expenses are approximately $589.4 million and will be used (i) to repay the U.S. dollar portion outstanding under our $2.0 billion revolving line of credit, which was $105 million as of January 12, 2015, which borrowings were principally used to discharge mortgage indebtedness on certain properties; (ii) to repay our $200.0 million 6.0% Senior Notes due March 2015; (iii) to repay our $200.0 million 7.072% Senior Notes due June 2015; and (iv) for general corporate purposes, including future acquisitions, investments or repayment of other indebtedness. The repayment of notes described in clauses (ii) and (iii) above represents substantially all of our scheduled debt maturities in 2015.

The offering is expected to close on January 21, 2015, subject to customary closing conditions.

Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., Credit Suisse Securities (USA) LLC and RBS Securities Inc. acted as joint book-running managers for the offering.

This offering of notes may be made only by means of a prospectus supplement and a prospectus.  A copy of the prospectus supplement and the prospectus relating to the offering will be filed with the Securities and Exchange Commission and, when available, can be obtained from: (i) Citigroup Global Markets Inc., Attention: Prospectus Department, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by phone at (800) 831-9146; (ii) Credit Agricole Securities (USA) Inc., Attention: Debt Syndicate, 1301 Avenue of the Americas, New York, New York 10019, or by phone at (212) 261-7000; (iii) Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York 10010, or by phone at (800) 221-1037; and (iv) RBS Securities Inc., Attention: Syndicate, 600 Washington Boulevard, Stamford, Connecticut 06901, or by phone at (866) 884-2071.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification thereof under the securities laws of any such state or jurisdiction.

About HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States.  HCP’s portfolio of assets is diversified among five distinct sectors: senior housing, post-acute/skilled nursing, life science, medical office and hospitals.  A publicly traded company since 1985, HCP: (i) was the first healthcare REIT selected to the S&P 500 index; (ii) has increased its dividend per share for 29 consecutive years; (iii) is the only REIT included in the S&P 500 Dividend Aristocrats index; and (iv) is a global leader in sustainability as a member of the CDP, Dow Jones and FTSE4Good sustainability leadership indices, as well as the GRESB Global Healthcare Sector Leader.

Forward-looking Statements

The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.  These risks and uncertainties include general economic conditions and the ability of HCP to complete the offering and deploy the resulting proceeds as indicated above, including the risk that the offering described above will not close on the indicated timetable or at all, and that the proceeds may not be able to be deployed as so indicated.  Some of these risks, and other risks, are described from time to time in HCP’s Securities and Exchange Commission filings.

Contact

Timothy M. Schoen

Executive Vice President and Chief Financial Officer

(949) 407-0400